Exhibit 99

Eaton First Quarter Operating Earnings Per Share of $0.84 Exceed Midpoint of Guidance by 12 Percent
Cooper Industries Integration on Track
2013 Earnings Guidance Affirmed
DUBLIN, Ireland … Diversified industrial manufacturer Eaton Corporation plc (NYSE:ETN) today announced record quarterly sales and operating profits, driven by the acquisition of Cooper Industries. Sales in the first quarter of 2013 were $5.31 billion, 34 percent above the same period in 2012. Operating earnings for the first quarter of 2013, excluding charges of $22 million to integrate recent acquisitions, were a record $400 million, an increase of 28 percent over 2012. Operating earnings per share, which exclude charges of $0.05 per share to integrate recent acquisitions, were $0.84 for the first quarter of 2013. This result is a decrease of 9 percent from the first quarter of 2012, reflecting the shares issued as part of the acquisition of Cooper Industries and the purchase price accounting charges resulting from the transaction.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our first quarter results are a solid start to the year, coming in above the high end of our guidance despite markets being slightly weaker than our expectations. We were able to generate attractive operating margins, reflecting our enhanced portfolio as a result of the Cooper Industries acquisition and our continued focus on productivity improvements.
“Our 34 percent sales growth in the first quarter consisted of a decline of 5 percent in core sales and a 1 percent decline from currency translation, offset by 40 percent growth from acquisitions,” said Cutler. “Our markets in the first quarter were lower than a year ago, reflecting a continuation of the sluggish economic conditions experienced in many parts of the world during the second half of 2012.
“We entered 2013 expecting it would be a year of subpar global economic growth, leading to approximately 2 to 3 percent growth in our markets,” said Cutler. “We continue to believe our markets will grow 2 to 3 percent in 2013, most likely toward the lower end of the range.
“We anticipate operating earnings per share for the second quarter of 2013, which exclude an estimated $25 million of charges to integrate our recent acquisitions, to be between $1.05 and $1.15,” said Cutler. “There are two primary drivers of the expected increase in second quarter operating earnings per share over the first quarter: first, seasonally higher volumes, since our sales in the second quarter are typically 5 to 10 percent higher, and second, the absence of purchase price inventory expense in the second quarter related to the Cooper Industries acquisition.
“We are maintaining our guidance for full year operating earnings per share of between $4.05 and $4.45,” said Cutler. “2013 is a year in which our results will depend more on our execution than on global growth. We are off to a great start this year, with our execution driving stronger than expected results in the first quarter. Based on the midpoint of our guidance, our operating earnings per share in 2013 will grow 8 percent.”
Business Segment Results
Sales for the Electrical Products segment were $1.7 billion, up 87 percent over 2012, reflecting the impact of the Cooper Industries acquisition. Operating profits were $241 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $244 million, up 76 percent over the first quarter of 2012.
“Our bookings in the Electrical Products segment were down 3 percent from the combined bookings of Eaton and legacy Cooper in the first quarter a year ago,” said Cutler.
Sales for the Electrical Systems and Services segment were $1.5 billion, up 79 percent over the first quarter of 2012, reflecting the impact of the Cooper Industries acquisition. The segment reported operating profits of $210 million. Excluding acquisition integration charges of $5 million during the quarter, operating profits were $215 million, up 176 percent. Combined bookings in the quarter increased 2 percent compared to the first quarter of 2012.
“In both of our Electrical segments, our end markets were strongest in the U.S., the Middle East and Latin America, with mixed conditions in Asia Pacific and weakness in Europe,” said Cutler. “We believe sales will improve during the balance of the year, in line with the normal seasonal pattern of demand.”

Hydraulics segment sales were $756 million, an increase of 3 percent compared to the first quarter of 2012. Sales growth was driven by revenues from acquisitions completed in 2012, which accounted for 13 percent growth, offset by a 9 percent decline in core sales and a 1 percent decline from currency translation. Operating profits in the first quarter were $78 million. Excluding acquisition integration charges of $12 million, operating profits were $90 million, a decline of 18 percent.
“The hydraulics markets in the first quarter grew modestly compared to the fourth quarter,” said Cutler. “Compared to strong conditions in the first quarter of 2012, the year-over-year comparisons are negative. Reflecting this, our bookings in the quarter declined 8 percent from the first quarter of 2012.”
Aerospace segment sales were $434 million, up 1 percent over the first quarter of 2012. Operating profits in the first quarter were $62 million, an increase of 3 percent compared to a year earlier.
“Aerospace markets grew modestly in the first quarter, with strongest growth in the commercial OEM market,” said Cutler.
The Vehicle segment posted sales of $939 million, down 11 percent compared to the first quarter of 2012. The segment reported operating profits in the first quarter of $132 million, a decrease of 18 percent from the first quarter of 2012.
“Continuing the trends we saw in the second half of last year, our NAFTA and European customers experienced generally weaker market conditions,” said Cutler.
Notice of conference call: Eaton's conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning second quarter and full year 2013 operating earnings per share, acquisition integration charges, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months ended March 31, 2013 are available on the company's website, www.eaton.com.
Eaton is a diversified power management company providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. A global technology leader, Eaton acquired Cooper Industries plc in November 2012. The 2012 revenue of the combined companies was $21.8 billion on a pro forma basis. Eaton has approximately 103,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31

(In millions except for per share data)	2013	2012
Net sales	$5,310	$3,960

Cost of products sold	3,735	2,754
Selling and administrative expense	958	702
Research and development expense	152	105
Interest expense-net	75	28
Other (income) expense-net	(10)	3
Income before income taxes	400	368
Income tax expense	20	57
Net income	380	311
Less net income for noncontrolling interests	(2)	—
Net income attributable to Eaton ordinary shareholders	$378	$311

Net income per ordinary share
Diluted	$0.79	$0.91
Basic	0.80	0.93

Weighted-average number of ordinary shares outstanding
Diluted	475.1	339.8
Basic	471.9	335.4

Cash dividends declared per ordinary share	$0.42	$0.38

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$378	$311
Excluding acquisition integration charges and transaction costs (after-tax)	22	2
Operating earnings	$400	$313

Net income per ordinary share - diluted	$0.79	$0.91
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.05	0.01
Operating earnings per ordinary share	$0.84	$0.92
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended March 31

(In millions)	2013	2012
Net sales
Electrical Products	$1,660	$886
Electrical Systems and Services	1,521	852
Hydraulics	756	735
Aerospace	434	430
Vehicle	939	1,057
Total net sales	$5,310	$3,960

Segment operating profit
Electrical Products	$241	$139
Electrical Systems and Services	210	76
Hydraulics	78	109
Aerospace	62	60
Vehicle	132	160
Total segment operating profit	723	544

Corporate
Amortization of intangible assets	(107)	(42)
Interest expense-net	(75)	(28)
Pension and other postretirement benefits expense	(38)	(41)
Inventory step-up adjustment	(33)	(2)
Other corporate expense-net	(70)	(63)
Income before income taxes	400	368
Income tax expense	20	57
Net income	380	311
Less net income for noncontrolling interests	(2)	—
Net income attributable to Eaton ordinary shareholders	$378	$311
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
(In millions)
Assets
Current assets
Cash	$639	$577
Short-term investments	397	527
Accounts receivable-net	3,685	3,510
Inventory	2,394	2,349
Deferred income taxes	459	449
Prepaid expenses and other current assets	622	432
Total current assets	8,196	7,844

Property, plant and equipment-net	3,841	3,877

Other noncurrent assets
Goodwill	14,275	14,396
Other intangible assets	6,664	6,779
Deferred income taxes	1,103	1,254
Other assets	898	1,698
Total assets	$34,977	$35,848

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$84	$757
Current portion of long-term debt	569	314
Accounts payable	1,978	1,879
Accrued compensation	318	463
Other current liabilities	1,954	2,018
Total current liabilities	4,903	5,431

Noncurrent liabilities
Long-term debt	9,473	9,762
Pension liabilities	1,794	1,997
Other postretirement benefits liabilities	728	732
Deferred income taxes	2,007	2,024
Other noncurrent liabilities	862	774
Total noncurrent liabilities	14,864	15,289

Shareholders’ equity
Eaton shareholders’ equity	15,167	15,086
Noncontrolling interests	43	42
Total equity	15,210	15,128
Total liabilities and equity	$34,977	$35,848
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FIRST QUARTER 2013 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS AND SALE OF BUSINESSES
In 2012, Eaton acquired businesses in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.
Sale of Apex Tool Group, LLC
On October 10, 2012, Cooper and Danaher announced they had entered into a definitive agreement to sell Apex Tool Group, LLC (Apex) to Bain Capital for approximately $1.6 billion subject to post-closing adjustments. On February 1, 2013, the sale of Apex was completed.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Three months ended March 31
	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$3	$—	$241	$139	$244	$139
Electrical Systems and Services	5	2	210	76	215	78
Hydraulics	12	1	78	109	90	110
Aerospace	—	—	62	60	62	60
Vehicle	—	—	132	160	132	160
Total business segments	20	3	$723	$544	$743	$547
Corporate integration charges	6	—
Total acquisition integration charges	$26	$3

Transaction costs
Corporate transaction costs	$5	$—
Total transaction costs	$5	$—

Total acquisition integration charges and transaction costs before income taxes	$31	$3
Total after income taxes	$22	$2
Per ordinary share - diluted	$0.05	$0.01
Business segment integration charges for the first quarter of 2013 were related primarily to Cooper, Polimer Kaucuk Sanayi ve Pazarlama, Jeil Hydraulics, and Rolec Comercial e Industrial S.A. Business segment integration charges for the first quarter of 2012 were related primarily to ACTOM Low Voltage, E. Begerow GmbH & Co. KG, Tuthill Coupling Group and Internormen Technology Group. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate expense-net.
Acquisition-related transaction costs, such as investment banking, legal, and other professional fees are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition related transaction costs in 2013 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense-net and Other corporate expense-net. In Business Segment Information the charges were included in Interest expense-net and Other corporate expense-net.
See Note 1 for additional information about Cooper and other business acquisitions.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended March 31
	Pension benefit expense		Other postretirement benefits expense
	2013	2012	2013	2012
Service cost	$47	$41	$5	$4
Interest cost	57	53	9	9
Expected return on plan assets	(78)	(64)	(2)	(1)
Amortization	40	33	3	4
	66	63	15	16
Settlement loss	6	6	—	—
Total expense	$72	$69	$15	$16

Note 4. INCOME TAXES
The effective income tax rate for the first quarter of 2013 was 5.0% compared to 15.6% for the first quarter of 2012. The lower effective tax rate in the first quarter of 2013 was primarily attributable to recording in the first quarter of 2013 the entire U.S. research and experimentation credit for 2012 as a result of a legislative change that occurred in January 2013, the effects of the Cooper transaction and integration, and enhanced utilization of foreign tax credits in the U.S.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)